Consent of Independent Registered Public Accounting Firm

         We consent to the reference to our firm under the captions "Legal and Accounting" and "Financial Statements" in the Statement of Additional Information and to the use of our reports: (1) dated April 13, 2007, with respect to the financial statements of Woodmen Variable Annuity Account and (2) dated April 17, 2007, with respect to the statutory-basis financial statements and schedules of Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Society in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4, No. 333-101231) under the Securities Act of 1933, Amendment No. 6 to the Registration Statement (Form N-6, No. 811-21254) under the Investment Company Act of 1940, and the related prospectus of the Woodmen Variable Annuity Account dated May 1, 2007.

                                                       /s/ Ernst & Young LLP

Des Moines, Iowa

April 26, 2007